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                                                                        Ex. 3.01

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       TRAVELERS PROPERTY CASUALTY CORP.

   (Pursuant to Sections 242 and 245 of the Delaware General Corporation Law)

     Travelers Property Casualty Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The name of the Corporation is Travelers Property Casualty Corp. The name under which the Corporation was originally incorporated was Travelers P&C Holdings Inc. and the original Certificate of Incorporation was filed with the Secretary of State on January 3, 1996.

     2. This Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the Corporation, as heretofore amended. This Restated Certificate of Incorporation was proposed by the Board of Directors and duly adopted by the sole stockholder of the Corporation in the manner and by the vote prescribed by Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation, as so amended and restated is as follows:

     FIRST:    The name of the Corporation is: Travelers Property Casualty Corp.
(hereinafter the "Corporation").

     SECOND:   The address of the registered office of the Corporation in the
State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH:   The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock with a par value of $.01 per share ("Common Stock"). Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State, each share of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Corporation outstanding as of the close of business on the day prior to the date of such filing shall be reclassified on a basis of one share of Common Stock for each share of Class A Common Stock outstanding and, accordingly, each share of Class A Common Stock outstanding as of the close of

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business on the day prior to the date of such filing, shall, without further action by the Corporation or any stockholder, be deemed to represent one share of Common Stock, par value $.01 per share.

     FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

     (2) At each annual meeting, each director shall be elected for a one-year term. A director shall hold office until the annual meeting held in the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     (3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and by By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been invalid if such By-Laws had not been adopted.

     SIXTH:    The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the By-Laws of the Corporation.

     SEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws.


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     EIGHTH:   No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     NINTH:    In accordance with Section 203(b)(3) of the GCL, the Corporation expressly elects not to be governed by Section 203 of the GCL.

     TENTH:    The Corporation reserves the right to amend and repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

     THE UNDERSIGNED, being the Senior Vice President and Secretary of the Corporation, does hereby certify that the Corporation has amended and restated its Certificate of Incorporation as set forth above, does hereby certify that such restatement has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and does hereby make and file this Restated Certificate of Incorporation.

Dated: June 29, 2000





                                     /s/ James M. Michener
                                     -----------------------------------
                                     James M. Michener
                                     Senior Vice President and Secretary


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